FOR IMMEDIATE RELEASE
May 2, 2023
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports First Quarter 2023 Results
Toledo, Ohio, May 2, 2023…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2023.
Recent Highlights
•Reported net income attributable to common stockholders of $0.05 per diluted share
•Reported normalized funds from operations ("FFO") attributable to common stockholders of $0.85 per diluted share
•Reported total portfolio year-over-year same store NOI ("SSNOI") growth of 11.0%, driven by SSNOI growth in our Seniors Housing Operating ("SHO") portfolio of 23.4%
•SHO portfolio year-over-year same store ("SS") revenue increased 10.0% in the first quarter, driven by 240 basis points ("bps") of year-over-year average occupancy growth and Revenue Per Occupied Room ("RevPOR") growth of 6.8%
•SHO portfolio year-over-year SSNOI margin expanded by 240 bps driven primarily by strong RevPOR growth which continued to meaningfully outpace Expense per Occupied Room ("ExpPOR") growth
•Completed approximately $785 million of pro rata gross investments during the first quarter
•As of March 31, 2023, we had approximately $4.6 billion of available liquidity inclusive of $0.6 billion of available cash and restricted cash and full capacity under $4.0 billion line of credit
•Announced the appointment of Jerry Davis, a former multifamily executive with 33 years of industry experience, as a Strategic Advisor
•Revised full year 2023 net income attributable to common stockholders outlook to a range of $0.57 to $0.72 per diluted share as compared to previous guidance of $0.57 to $0.75 per diluted share. Normalized FFO attributable to common stockholders guidance has been revised to a range of $3.39 to $3.54 per diluted share as compared to previous guidance of $3.35 to $3.53 per diluted share
•In recognition of our leading environmental efforts, earned the 2023 ENERGY STAR® Partner of the Year Award for the fifth consecutive year and received recognition at the level of Sustained Excellence, the Environmental Protection Agency's (EPA's) highest honor in the ENERGY STAR program, for the third consecutive year
Capital Activity and Liquidity During the quarter, net debt to consolidated enterprise value improved to 28.2% at March 31, 2023 from 29.5% at December 31, 2022. Through May 1, 2023, we sourced over $1.0 billion of attractively priced capital, including debt, equity, and proceeds from dispositions and loan payoffs, to fund accretive capital deployment opportunities and to further strengthen our already robust liquidity position. In March 2023, we entered into a one-year interest rate swap agreement with a notional amount of $350 million. The interest rate swap fixes the underlying one month term SOFR variable interest rate for a fixed rate of 4.385% on our $1.0 billion USD unsecured term loan maturing July 19, 2026.
Notable Investment Activity Completed During the Quarter
In the first quarter, we completed $785 million of pro rata gross investments, including $529 million in acquisitions and loan funding and $257 million in development funding. We opened four development projects for an aggregate pro rata investment amount of $57 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $92 million.
Outpatient Medical Acquisitions During the quarter, we acquired 29 medical office buildings totaling 1.3 million rentable square feet across multiple transactions for $348 million, representing an initial yield of 6.9%. These acquisitions include the $78 million purchase of a 174,000 square foot medical office building strategically located in Washington D.C., along K Street's prime medical office corridor, with 82% current occupancy and an initial yield of 6.6%.
U.K. Seniors Housing Acquisition During the quarter, we acquired a portfolio of care homes located in Northern Ireland for $75 million. The communities will be operated by Healthcare Ireland under a new triple-net master lease.
Integra Healthcare Properties Transition As part of the previously announced transition and sale of 147 skilled nursing facilities operated by ProMedica to Integra Healthcare Properties, in January 2023 we sold to Integra a 15% interest in 31 skilled nursing assets

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for approximately $74 million. The transaction represents the second tranche in the formation of an 85/15 joint venture between Welltower and Integra, with the remaining tranches expected to close later in the year.
Other Transactions Additionally during the first quarter, we acquired two seniors housing communities for $20 million. We also received $13 million in aggregate proceeds from loan payoffs and the disposition of two seniors housing properties.
Notable Investment Activity Subsequent to Quarter End
Genesis HealthCare As disclosed on March 2, 2021 as part of the substantial exit of the Genesis HealthCare operating relationship, we leased a portfolio of seven facilities which were subleased to Genesis HealthCare and subject to a purchase option held by us. As part of the March 2021 transaction, we entered into a forward sale agreement for the seven properties valued at approximately $182 million which was expected to close when our purchase option became exercisable. In the second quarter of 2021, we transitioned the sublease from Genesis HealthCare to Complete Care Management. On May 1, 2023, we closed on the purchase option and simultaneously effectuated the forward sale agreement to sell the properties to a tri-party joint venture with Aurora Health Network, Peace Capital (an affiliate of Complete Care Management) and us. The transactions resulted in net cash proceeds of approximately $104 million after our retained interest in the properties.

Dividend On May 2, 2023, the Board of Directors declared a cash dividend for the quarter ended March 31, 2023 of $0.61 per share. This dividend, which will be paid on May 23, 2023 to stockholders of record as of May 16, 2023, will be our 208th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Outlook for 2023 Net income attributable to common stockholders guidance has been revised to a range of $0.57 to $0.72 per diluted share from the previous range of $0.57 to $0.75 per diluted share, primarily due to change in projected net gains/losses/impairments and depreciation and amortization. We increased the midpoint of the guidance range of full year normalized FFO attributable to common stockholders to a range of $3.39 to $3.54 per diluted share from the previous range of $3.35 to $3.53 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:
•Same Store NOI: We continue to expect average blended SSNOI growth of 9% to 13%, which is comprised of the following components:
◦Seniors Housing Operating approximately 17% to 24%
◦Seniors Housing Triple-net approximately 1% to 3%
◦Outpatient Medical approximately 2% to 3%
◦Long-Term/Post-Acute Care approximately 3% to 4%
•Investments: Our earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Impact of Interest Rates and Foreign Exchange Rates: Increased interest rates on floating rate debt and a strengthening U.S. Dollar relative to the British Pound and Canadian Dollar are expected to reduce 2023 normalized FFO attributable to common stockholders by approximately $0.19 per diluted share versus 2022.
•General and Administrative Expenses: We anticipate general and administrative expenses to be approximately $166 million to $174 million and stock-based compensation expense to be approximately $31 million.
•Development: We anticipate funding an additional $649 million of development in 2023 relating to projects underway on March 31, 2023.
•Dispositions: We expect pro rata disposition proceeds of $393 million at a blended yield of 5.7% in the next twelve months. This includes approximately $382 million from expected property sales and $10 million of expected proceeds from loan repayments.
•Provider Relief Funds: Our initial 2023 earnings guidance did not include the recognition of any Provider Relief Funds or other government grants. During the quarter ended March 31, 2023, we recognized approximately $2 million at our share relating to Provider Relief Funds and similar programs in the United Kingdom and Canada. Our updated guidance does not include any additional funds in 2023. During the full year 2022, we recognized approximately $35 million at our share relating to these programs.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2023 outlook and assumptions on the first quarter 2023 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, May 3, 2023 at 9:00 a.m. Eastern Time to discuss our first quarter 2023 results, industry trends and portfolio performance. Telephone access will be available by dialing (888) 340-5024 or (646) 960-0135 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours

1Q23	Earnings Release	May 2, 2023
after completion of the call through May 10, 2023. To access the rebroadcast, dial (800) 770-2030 or (647) 362-9199 (international). The conference ID number is 8230248. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, net operating income ("NOI"), same store NOI ("SSNOI"), revenue per occupied room ("RevPOR"), same store RevPOR ("SS RevPOR"), expense per occupied room ("ExpPOR") and same store ExpPOR ("SS ExpPOR") to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of Welltower between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent general overhead costs that are unrelated to property operations and unallocable to the properties, or transaction costs. These expenses include, but are not limited to, payroll and benefits related to corporate employees, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
RevPOR represents the average revenues generated per occupied room per month and ExpPOR represents the average expenses per occupied room per month at our Seniors Housing Operating properties. These metrics are calculated as our pro rata version of total resident fees and services revenues or property operating expenses from the income statement, divided by average monthly occupied room days. SS RevPOR and SS ExpPOR are used to evaluate the RevPOR and ExpPOR performance of our properties under a consistent population, which eliminates changes in the composition of our portfolio. They are based on the same pool of properties

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used for SSNOI and includes any revenue or expense normalizations used for SSNOI. We use RevPOR, ExpPOR, SS RevPOR and SS ExpPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios which include net debt to consolidated enterprise value, indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and restricted cash. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and restricted cash. Consolidated enterprise value represents the sum of net debt, the fair market value of our common stock and noncontrolling interests.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2023, which is available on Welltower's website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), a real estate investment trust ("REIT") and S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. Welltower invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower, owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements, including statements related to Funds From Operations guidance, are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q23	Earnings Release	May 2, 2023
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2023	2022
Assets
Real estate investments:
Land and land improvements	$4,324,541	$4,030,150
Buildings and improvements	34,161,466	31,724,328
Acquired lease intangibles	1,990,830	1,844,780
Real property held for sale, net of accumulated depreciation	215,583	199,490
Construction in progress	1,121,446	717,657
Less accumulated depreciation and intangible amortization	(8,417,151)	(7,215,622)
Net real property owned	33,396,715	31,300,783
Right of use assets, net	322,896	404,689
Real estate loans receivable, net of credit allowance	954,156	1,003,136
Net real estate investments	34,673,767	32,708,608
Other assets:
Investments in unconsolidated entities	1,596,413	1,138,526
Goodwill	68,321	68,321
Cash and cash equivalents	571,902	301,089
Restricted cash	66,894	65,954
Straight-line rent receivable	357,359	385,639
Receivables and other assets	1,159,233	804,316
Total other assets	3,820,122	2,763,845
Total assets	$38,493,889	$35,472,453

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$299,968
Senior unsecured notes	12,486,229	12,136,760
Secured debt	2,474,837	2,104,945
Lease liabilities	415,169	548,999
Accrued expenses and other liabilities	1,521,499	1,203,755
Total liabilities	16,897,734	16,294,427
Redeemable noncontrolling interests	392,195	445,960
Equity:
Common stock	497,928	455,376
Capital in excess of par value	27,160,014	23,620,112
Treasury stock	(112,925)	(112,518)
Cumulative net income	8,830,623	8,725,661
Cumulative dividends	(15,815,926)	(14,654,583)
Accumulated other comprehensive income	(111,559)	(138,472)
Total Welltower Inc. stockholders’ equity	20,448,155	17,895,576
Noncontrolling interests	755,805	836,490
Total equity	21,203,960	18,732,066
Total liabilities and equity	$38,493,889	$35,472,453

1Q23	Earnings Release	May 2, 2023

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2023	2022
	Revenues:
	Resident fees and services	$1,131,685	$994,335
	Rental income	384,059	356,390
	Interest income	36,405	38,994
	Other income	8,580	5,985
	Total revenues	1,560,729	1,395,704
	Expenses:
	Property operating expenses	957,753	853,669
	Depreciation and amortization	339,112	304,088
	Interest expense	144,403	121,696
	General and administrative expenses	44,371	37,706
	Loss (gain) on derivatives and financial instruments, net	930	2,578
	Loss (gain) on extinguishment of debt, net	5	(12)
	Provision for loan losses, net	777	(804)
	Impairment of assets	12,629	—
	Other expenses	22,745	26,069
	Total expenses	1,522,725	1,344,990
	Income (loss) from continuing operations before income taxes
	and other items	38,004	50,714
	Income tax (expense) benefit	(3,045)	(5,013)
	Income (loss) from unconsolidated entities	(7,071)	(2,884)
	Gain (loss) on real estate dispositions, net	747	22,934
	Income (loss) from continuing operations	28,635	65,751

	Net income (loss)	28,635	65,751
Less:	Net income (loss) attributable to noncontrolling interests (1)	2,962	3,826
	Net income (loss) attributable to common stockholders	$25,673	$61,925
	Average number of common shares outstanding:
	Basic	492,061	447,379
	Diluted	494,494	449,802
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.05	$0.14
	Diluted(2)	$0.05	$0.14
	Common dividends per share	$0.61	$0.61

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP Units and DownREIT Units.

1Q23	Earnings Release	May 2, 2023

FFO Reconciliations		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2023	2022
Net income (loss) attributable to common stockholders	$25,673	$61,925
Depreciation and amortization	339,112	304,088
Impairments and losses (gains) on real estate dispositions, net	11,882	(22,934)
Noncontrolling interests(1)	(13,327)	(14,753)
Unconsolidated entities(2)	22,722	19,309
NAREIT FFO attributable to common stockholders	386,062	347,635
Normalizing items, net(3)	33,471	20,647
Normalized FFO attributable to common stockholders	$419,533	$368,282

Average diluted common shares outstanding	494,494	449,802

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.05	$0.14
NAREIT FFO	$0.78	$0.77
Normalized FFO	$0.85	$0.82

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61
Normalized FFO attributable to common stockholders per share	$0.85	$0.82
Normalized FFO payout ratio	72%	74%

Other items:(5)
Net straight-line rent and above/below market rent amortization	$(33,384)	$(20,014)
Non-cash interest expenses(6)	5,878	4,721
Recurring cap-ex, tenant improvements, and lease commissions	(36,913)	(32,466)
Stock-based compensation	9,124	7,445

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized foreign currency loss (gain) (see Exhibit 2).

1Q23	Earnings Release	May 2, 2023

Normalizing Items	Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2023		2022
Loss (gain) on derivatives and financial instruments, net	$930	(1)	$2,578
Loss (gain) on extinguishment of debt, net	5	(2)	(12)
Provision for loan losses, net	777	(3)	(804)
Income tax benefits	(246)	(4)	—
Other expenses	22,745	(5)	26,069
Lease termination and leasehold interest adjustment	—		(8,457)
Casualty losses, net of recoveries	4,487	(6)	13
Foreign currency loss (gain)	(227)	(7)	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	5,000	(8)	1,260
Net normalizing items	$33,471		$20,647

Average diluted common shares outstanding	494,494		449,802
Net normalizing items per diluted share	$0.07		$0.05

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in 2021.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to the release of valuation allowances.
(5) Primarily related to non-capitalizable transaction costs and an accrual for non-capitalizable promotes.
(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Primarily relates to foreign currency gains and losses related to accrued interest on intercompany loans and third party debt denominated in a foreign currency.
(8) Primarily related to hypothetical liquidation at book value adjustments related to in substance real estate investments.

Outlook Reconciliation: Year Ending December 31, 2023				Exhibit 3
(in millions, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$280	$369	$283	$358
Impairments and losses (gains) on real estate dispositions, net(1,2)	(30)	(30)	(19)	(19)
Depreciation and amortization(1)	1,402	1,402	1,391	1,391
NAREIT FFO attributable to common stockholders	1,652	1,741	1,655	1,730
Normalizing items, net(1,3)	—	—	33	33
Normalized FFO attributable to common stockholders	$1,652	$1,741	$1,688	$1,763

Diluted per share data attributable to common stockholders:
Net income	$0.57	$0.75	$0.57	$0.72
NAREIT FFO	$3.35	$3.53	$3.32	$3.47
Normalized FFO	$3.35	$3.53	$3.39	$3.54

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(126)	$(126)	$(126)	$(126)
Non-cash interest expenses	23	23	24	24
Recurring cap-ex, tenant improvements, and lease commissions	(172)	(172)	(174)	(174)
Stock-based compensation	30	30	33	33

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

1Q23	Earnings Release	May 2, 2023

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	March 31,
	2023	2022	% growth
Net income (loss)	$28,635	$65,751
Loss (gain) on real estate dispositions, net	(747)	(22,934)
Loss (income) from unconsolidated entities	7,071	2,884
Income tax expense (benefit)	3,045	5,013
Other expenses	22,745	26,069
Impairment of assets	12,629	—
Provision for loan losses, net	777	(804)
Loss (gain) on extinguishment of debt, net	5	(12)
Loss (gain) on derivatives and financial instruments, net	930	2,578
General and administrative expenses	44,371	37,706
Depreciation and amortization	339,112	304,088
Interest expense	144,403	121,696
Consolidated NOI	602,976	542,035
NOI attributable to unconsolidated investments(1)	26,354	20,142
NOI attributable to noncontrolling interests(2)	(25,057)	(34,999)
Pro rata NOI	604,273	527,178
Non-cash NOI attributable to same store properties	(19,694)	(13,669)
NOI attributable to non-same store properties	(144,558)	(106,506)
Currency and ownership adjustments(3)	(576)	(4,787)
Normalizing adjustments, net(4)	4,558	(2,123)
Same Store NOI (SSNOI)	$444,003	$400,093	11.0%

Seniors Housing Operating	216,304	175,325	23.4%
Seniors Housing Triple-net	94,408	94,203	0.2%
Outpatient Medical	109,983	108,201	1.6%
Long-Term/Post-Acute Care	23,308	22,364	4.2%
Total SSNOI	$444,003	$400,093	11.0%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove NOI related to certain leasehold properties.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

1Q23	Earnings Release	May 2, 2023

Reconciliation of SHO SS RevPOR Growth		Exhibit 5
(in thousands except SS RevPOR)	Three Months Ended
	March 31,
	2023	2022
Consolidated SHO revenues	$1,136,681	$996,612
Unconsolidated SHO revenues attributable to WELL(1)	59,580	49,108
SHO revenues attributable to noncontrolling interests(2)	(52,517)	(75,741)
SHO pro rata revenues(3)	1,143,744	969,979
Non-cash and non-RevPOR revenues on same store properties	(2,348)	(2,439)
Revenues attributable to non-same store properties	(173,762)	(87,730)
Currency and ownership adjustments(4)	(2,411)	(1,877)
SHO SS revenues(5)	$965,223	$877,933

Average occupied units/month(6)	59,221	57,508
SHO SS RevPOR(7)	$5,508	$5,159
SS RevPOR YOY growth	6.8%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.37 and to translate UK properties at a GBP/USD rate of 1.20.

(5) Represents SS SHO RevPOR revenues at Welltower pro rata ownership.
(6) Represents average occupied units for SS properties on a pro rata basis.
(7) Represents pro rata SS average revenues generated per occupied room per month.

Net Debt to Consolidated Enterprise Value		Exhibit 6
(in thousands, except share price)	Three Months Ended
	March 31, 2023	December 31, 2022
Common shares outstanding	496,295	490,509
Period end share price	$71.69	$65.55
Common equity market capitalization	$35,579,389	$32,152,865

Total debt(1)	$15,074,320	$14,661,552
Cash and cash equivalents and restricted cash	(638,796)	(722,292)
Net debt	$14,435,524	$13,939,260

Noncontrolling interests(2)	1,148,000	1,099,182
Consolidated enterprise value	$51,162,913	$47,191,307
Net debt to consolidated enterprise value	28.2%	29.5%

(1) Amounts include senior unsecured notes, secured debt and lease liabilities related to finance leases, as reflected on our consolidated balance sheets. Operating lease liabilities related to the ASC 842 adoption are excluded.

(2) Includes amounts attributable to both redeemable noncontrolling interests and noncontrolling interests as reflected on our consolidated balance sheets.

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